REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

        To the Board of Trustees and Shareholders of Federated Municipal Securities Income Trust:

In planning and performing our audit of the financial statements of Federated Municipal
Securities Income Trust (the "Trust") (comprised of the following funds: Federated California
Municipal Income Fund, Federated Michigan Intermediate
Municipal Fund, Federated New York
Municipal Income Fund, Federated North Carolina Municipal
Income Fund, Federated Ohio
Municipal Income Fund, Federated Pennsylvania Municipal
Income Fund, and Federated
Vermont Municipal Income Fund) for the year ended August 31,
2004 (on which we have issued
our reports dated October 20, 2004), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust's internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the Trust's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public
Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2004.

This report is intended solely for the information and use of management, the Board of Trustees and Shareholders of Federated Municipal Securities Income Trust, and the Securities and
Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
        October 20, 2004